Exhibit 99.1

IDEXX Laboratories Announces Fourth Quarter Results

—	Revenue for the fourth quarter increased 18% to $124.8 million.
—	Net income decreased 3% to $12.4 million after an after-tax charge of $4.5 million, or $0.12 per diluted share, that was announced by the Company in October 2003 in connection with the extension of its collaboration with Ortho-Clinical Diagnostics, Inc., in the veterinary clinical chemistry market.
—	Net income increased 32% to $16.9 million excluding the charge.
—	Earnings per diluted share decreased 6% to $0.34 after the charge of $0.12.
—	Earnings per diluted share increased 28% to $0.46 excluding the charge.

WESTBROOK, Maine, Jan. 26 /PRNewswire-FirstCall/ -- IDEXX Laboratories, Inc. (Nasdaq: IDXX), today reported that net income decreased 3% to $12.4 million for the quarter ended December 31, 2003, from $12.8 million for the same period in the prior year. During the quarter ended December 31, 2003, the Company incurred a previously announced after-tax charge of $4.5 million in connection with the extension of its collaboration with Ortho-Clinical Diagnostics, Inc. (“OCD”), a subsidiary of Johnson & Johnson, in the veterinary clinical chemistry market. The Company’s decision to develop a new clinical chemistry instrument based on the OCD dry slide technology caused the Company to discontinue development of an alternative chemistry instrument and to write down certain fixed assets purchased for production of consumables for use in that instrument. Excluding this charge, income increased 32% to $16.9 million.

Earnings per diluted share for the quarter were $0.34, a 6% decrease over earnings per diluted share of $0.36 for the quarter ended December 31, 2002. Excluding the charge of $0.12 per share, earnings per diluted share were $0.46, an increase of 28% over the same period of 2002. Earnings for the quarter were favorably impacted by a total of $0.06 per share as a result of a reduction in the Company’s effective tax rate, revision of an estimate of future royalty obligations under a technology license, and revision of an estimate of collectability of an account receivable.

Revenue for the fourth quarter of 2003 increased 18% to $124.8 million from $105.9 million for the fourth quarter 2002. The favorable impact of currency contributed 5% to revenue growth.

Companion Animal Group (CAG) revenue for the fourth quarter of 2003 increased 20% to $100.4 million from $83.7 million for the fourth quarter of 2002. This increase resulted primarily from increased sales of instruments and consumables, laboratory services and rapid assays. Increased instrument sales reflected the sale of 433 units of the Company’s LaserCyte(R) Hematology Analyzer, which was introduced in the fourth quarter of 2002. CAG revenue grew 4% due to the favorable impact of foreign currency exchange.

Food and Environmental Group (FEG) revenue for the fourth quarter increased 10% to $24.5 million from $22.2 million for the fourth quarter of 2002 primarily due to the favorable impact of foreign currency exchange.

Full year results

Net income increased 26% to $57.1 million for the year ended December 31, 2003, from $45.4 million for 2002. Earnings per share for 2003 were $1.59 per diluted share, a 22% increase over earnings per diluted share of $1.30 for 2002. During the year ended December 31, 2002, the Company incurred an after tax charge of $2.1 million, or $0.06 per diluted share, related to the retirement of its former CEO. Excluding the effects of the fourth quarter 2003 charge for the write-down of fixed assets and the 2002 charge, income grew 30% and diluted earnings per share grew 27% in 2003. Revenue increased 15% to $476.0 million from $412.7 million for 2002.

Companion Animal Group revenue for the year ended December 31, 2003, increased 18% to $384.4 million from $326.9 million for 2002. This increase resulted primarily from increased sales of instruments and consumables, rapid assays and laboratory services. CAG revenue grew 4% due to the favorable impact of foreign currency exchange.

Food and Environmental Group revenue for the year ended December 31, 2003, increased 7% to $91.6 million from $85.8 million for 2002 primarily due to the favorable impact of foreign currency exchange.

“Revenues for the quarter exceeded our expectations primarily due to continued strong performance in our Companion Animal Group segment, where we offer veterinarians a unique integrated menu of products and services,” said Jonathan Ayers, President and CEO. “Sales of rapid assays, especially our canine tests, and instruments were particularly strong during the quarter. We also benefited from the continued weakening of the U.S. dollar.”

“Bottom line performance for the quarter was in line with our expectations, excluding some benefit we received from the reduction in tax rate and the revisions to certain estimates. During the quarter we continued to invest in our business for future growth, including the ongoing development of new diagnostic and therapeutic products and the addition of talent in sales and marketing, research and development, and finance.”

Outlook for 2004
  The Company offers the following guidance for the full year of 2004:
—	Revenue is expected to be approximately $525 million.
—	Diluted earnings per share are expected to be approximately $1.86 to $1.88.

The Company offers the following guidance for the first quarter of 2004:
—	Revenue is expected to be approximately $125 million.
—	Operating margin is expected to be 16% to 16.5 % of revenue.
—	Diluted earnings per share are expected to be $0.37 to $0.39.

IDEXX Laboratories, Inc., is a worldwide leader in the development and commercialization of innovative, technology-based products and services for animal health. The Company’s largest business is focused on companion animal health, combining biotechnology, medical device technology and information technology to aid veterinarians in providing better medicine while building successful practices. IDEXX Laboratories is also focused on employing innovative technologies to monitor production animal health and the safety and quality of drinking water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs more than 2,400 people and offers products to customers in over 100 countries.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations of future events, which are subject to risks and uncertainties. If underlying assumptions prove inaccurate, actual results could vary materially from management’s expectations. Risks and uncertainties include timing and success of new product introductions, competition and technological change, government regulation and obtaining government approvals, product demand and market acceptance, availability of products and raw materials, and litigation. A further description of these risks and uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

IDEXX Laboratories, Inc. and Subsidiaries Consolidated Statement of Operations Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2002	December 31, 2003	December 31, 2002	December 31, 2003
Revenue:
Revenue	$105,895	$124,838	$412,670	$475,992
Expenses and Income:
Cost of revenue	56,886	64,757	219,945	245,688
Gross profit	49,009	60,081	192,725	230,304
Sales and marketing	14,630	20,103	56,794	71,846
General and
administrative	9,412	9,872	37,541	39,877
Research and development	7,082	8,302	29,329	32,319
Other (income) and
expense	(615)	6,484	3,246	5,875
Income from operations	18,500	15,320	65,815	80,387
Interest income	828	679	2,955	2,867
Income before provision for
income taxes and partner’s
interest	19,328	15,999	68,770	83,254
Partner’s share of
consolidated loss	—	(114)	—	(114)
Provision for income
taxes	6,571	3,748	23,381	26,278
Net Income:
Net income	$12,757	$12,365	$45,389	$57,090
Earnings per share:
Basic	$0.38	$0.36	$1.35	$1.67
Earnings per share:
Diluted	$0.36	$0.34	$1.30	$1.59
Shares outstanding:
Basic	33,487	34,753	33,622	34,271
Shares outstanding:
Diluted	35,201	36,416	35,043	35,931

IDEXX Laboratories, Inc. and Subsidiaries Key Operating Ratios (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2002	December 31 2003	December 31, 2002	December 31, 2003
Key Operating
Ratios (as a percentage of revenue):
Gross profit	46.3%	48.1%	46.7%	48.4%
Sales, marketing, general
and administrative
expense	22.7%	24.0%	22.9%	23.5%
Research and development
expense	6.7%	6.7%	7.1%	6.8%
Income from operations	17.5%	12.3%	15.9%	16.9%
International Revenue:
International revenue	30.9%	32.0%	29.4%	30.3%

IDEXX Laboratories, Inc. and Subsidiaries Segment Information Amounts in thousands (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2002	December 31, 2003	December 31, 2002	December 31, 2003
Revenue:
Companion Animal Group	$83,651	$100,378	$326,897	$384,419
Food and Environmental
Group	22,244	24,460	85,773	91,573
Total	$105,895	$124,838	$412,670	$475,992
Gross Profit:
Companion Animal Group	$35,873	$45,058	$142,726	$175,612
Food and Environmental
Group	13,136	15,023	49,999	54,692
Total	$49,009	$60,081	$192,725	$230,304
Income from Operations:
Companion Animal Group	$12,468	$7,216	$46,052	$55,216
Food and Environmental
Group	6,879	8,784	26,040	28,540
Other	(847)	(680)	(6,277)	(3,369)
Total	$18,500	$15,320	$65,815	$80,387
Gross Profit (as a percentage of revenue):
Companion Animal Group	42.9%	44.9%	43.7%	45.7%
Food and Environmental
Group	59.1%	61.4%	58.3%	59.7%

Operating Profit (as a percentage of revenue):
Companion Animal Group	14.9%	7.2%	14.1%	14.4%
Food and Environmental
Group	30.9%	35.9%	30.4%	31.2%

IDEXX Laboratories, Inc. and Subsidiaries Consolidated Balance Sheet Amounts in thousands (Unaudited)

	December 31, 2002	December 31, 2003
Assets:
Current Assets:
Cash and cash equivalents	$113,788	$186,717
Short-term investments	33,403	33,988
Accounts receivable, net	45,689	53,976
Inventories	75,086	75,333
Other current assets	20,048	20,575
Total current assets	288,014	370,589
Long-term investments	15,572	35,082
Property and equipment - cost	115,309	112,023
Less - Accumulated depreciation	65,854	66,799
Property and equipment, net	49,455	45,224
Goodwill, net	52,321	54,994
Other intangible assets, net	3,836	6,772
Other non-current assets, net	8,228	9,214
Total assets	$417,426	$521,875
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$9,427	$19,160
Accrued expenses	52,258	73,860
Notes payable	973	494
Deferred revenue	7,662	8,275
Total current liabilities	70,320	101,789
Long-term Liabilities:
Deferred tax liabilities	226	236
Deferred revenue	5,907	5,772
Total long-term liabilities	6,133	6,008
Partner’s interest in subsidiary	—	786

Stockholders’ Equity:
Common stock, $0.10 par value:
authorized 60,000 shares, issued 42,331
shares in 2002 and 44,390 in 2003	4,233	4,439
Additional paid-in capital	334,348	383,249
Deferred equity-based compensation	—	138
Retained earnings	183,260	240,350
Treasury stock (8,650 shares in 2002 and
9,711 shares in 2003), at cost	(178,357)	(219,449)
Accumulated other comprehensive income (loss)	(2,511)	4,565
Total stockholders’ equity	340,973	413,292
Total liabilities and stockholders’ equity	$417,426	$521,875

IDEXX Laboratories, Inc. and Subsidiaries Key Balance Sheet Statistics (Unaudited)

	December 31, 2002	December 31, 2003
Key Balance Sheet Statistics:
Days sales outstanding	40	38
Inventory turns	1.5	1.9

IDEXX Laboratories, Inc. and Subsidiaries Consolidated Statement of Cash Flows Amounts in thousands (Unaudited)

	Twelve Months Ended
	December 31, 2002	December 31, 2003
Operating:
Cash Flows from Operating Activities:
Net income	$45,389	$57,090
Non-cash charges	30,520	38,247
Changes in current assets and liabilities,
net of acquisitions and disposals	27,344	21,818
Net cash provided by operating activities	$103,253	$117,155
Investing:
Cash Flows from Investing Activities:
Increase in investments, net	(14,889)	(20,312)
Purchase of property and equipment, net	(15,087)	(16,896)
Acquisition of businesses and intangible assets	(375)	(2,300)
Increase in other assets	(2,444)	(2,724)
Net cash used by investing activities	($32,795)	($42,232)
Financing:
Cash Flows from Financing Activities:
Repayments of note payable	(7,462)	(510)
Purchase of treasury stock	(29,830)	(35,817)
Proceeds from the exercise of stock options	11,949	31,165
Net cash used by financing activities	($25,343)	($5,162)
Net effect of exchange rate changes	2,007	3,168
Net increase in cash and cash equivalents	47,122	72,929
Cash and cash equivalents, beginning of period	66,666	113,788
Cash and cash equivalents, end of period	$113,788	$186,717

IDEXX Laboratories, Inc. and Subsidiaries Free Cash Flow (Unaudited)

	Twelve Months Ended
	December 31, 2002	December 31, 2003
Free Cash Flow:
Net cash provided by operating activities	$103,253	$117,155
Purchase of property and equipment	(15,087)	(16,896)
Increase in other assets	(2,444)	(2,724)
Free cash flow	$85,722	$97,535

Free cash flow indicates the cash generated from operations reduced by investments in capital and other long-term assets. Free cash flow excludes financing activities, investments in monetary securities, and business acquisitions and divestitures. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

Contact: Merilee Raines, Chief Financial Officer, (207) 856-8155

SOURCE   IDEXX Laboratories
      -0-     01/26/2004
      /CONTACT: Merilee Raines, Chief Financial Officer of IDEXX Laboratories +1-207-856-8155/
      /First Call Analyst: /
      /FCMN Contact: /
      /Photo: http://www.newscom.com/cgi-bin/prnh/20030305/IDEXXLOGO
           PR Newswire Photo Desk, 888-776-6555 or 201-369-3467/
      /Web site: http://www.idexx.com/
      (IDXX)

CO: IDEXX Laboratories
ST: Maine
IN: MTC BIO
SU: ERN